Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Arrangements to disclose portfolio holdings to service providers and fiduciaries”, “Financial statements and report of independent registered public accounting firm” and “Independent registered public accounting firm” in the Statement of Additional Information and to the use of our reports dated August 28, 2020, with respect to the financial statements of UBS Engage For Impact Fund for the year ended June 30, 2020 which are incorporated by reference in Post-Effective Amendment No. 150 to the Registration Statement (Form N-1A No. 033-47287).

/s/ Ernst & Young LLP

New York, New York

February 22, 2021